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[BRT LETTERHEAD]


April 27, 2001

TO SHAREHOLDERS OF ENTERTAINMENT PROPERTIES TRUST (EPR)

BRT Realty Trust, by far EPR's largest shareholder, has been soliciting proxies in opposition to management's nominee for the Board of Trustees and seeking your vote to elect its designee, Fred Gould, as a Trustee. The meeting will be held on May 9, 2001 and we are asking you to ACT NOW and vote BRT's white proxy card FOR FRED GOULD. Note that if you have previously signed and returned the proxy card to Entertainment Properties Trust you can now change your vote. Only the latest dated proxy card counts.

There are compelling reasons for you to vote for Fred Gould:

-    Fred is totally independent of EPR's Management and AMC, its major tenant.

- As the designee of EPR's largest shareholder, Fred's interests are strongly aligned with the public shareholders.

- Fred has more than 40 successful years in the real estate industry and is by far the superior candidate.

If you carefully read our proxy soliciting material and the proxy soliciting material of EPR's Management, you will quickly realize that EPR has failed to adequately respond to our criticisms of the Company, and EPR was disingenuous in any responses provided. Further, EPR's few reasons for opposing Fred Gould were transparent and had nothing to do with the corporate governance of EPR.

WHY ARE THEY SO FEARFUL OF HAVING FRED GOULD ELECTED?

All shareholders will benefit from a strong, knowledgeable Trustee who is totally independent of EPR's management and AMC, not just superficially independent as is the case with management's designee.

VOTE FOR FRED GOULD.

Sincerely,
BRT REALTY TRUST


Fredric H. Gould
Chairman of the Board




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                                    IMPORTANT

 PLEASE REVIEW THIS DOCUMENT AND THE ENCLOSED MATERIALS CAREFULLY. YOUR VOTE IS
          VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.


1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the postage-paid envelope provided today.

2. If you have previously signed and returned a proxy card to Entertainment Properties Trust, you have every right to change your vote. Only your latest dated card will count. You may revoke any proxy card already sent to Entertainment Properties Trust by signing, dating and mailing the enclosed WHITE Proxy Card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2001 Annual Meeting by sending a new proxy card to Georgeson Shareholder Communications Inc. or the Secretary of Entertainment Properties Trust, or by voting in person at the 2001 Annual Meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

4. After signing the enclosed WHITE Proxy Card do not sign or return the Company's proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions about giving your proxy or require assistance, please call:

                  Georgeson Shareholder Communications Inc.
                                 17 State Street
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                        Call Toll-Free: 1-800-223-2064